Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 10, 2014, by and among (1) Lone Star Value Investors, LP, a Delaware limited partnership, Lone Star Value Investors GP, LLC, a Delaware limited liability company, Lone Star Value Management, LLC, a Connecticut limited liability company and Jeffrey E. Eberwein (together, “Lone Star Value”), and (2) Bradley Louis Radoff (“Radoff” and together with Lone Star Value, each a “Party” and, collectively, the “Parties” or the “Group”).

WHEREAS, each of the Parties are or intend to become stockholders, direct or beneficial, of Hudson Global, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2014 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2014 Annual Meeting”), (ii) taking all other action necessary to achieve the foregoing and (iii) taking any other actions the Group determines to undertake in connection with their respective investment in the Company.

NOW, IT IS AGREED, by the Parties:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other member, unless such member has actual knowledge that such information is inaccurate. Lone Star Value or its representative shall provide Radoff with copies of all Schedule 13D filings and other public filings to be filed on behalf of the Group at least one business day prior to the filing or submission thereof; provided, however, if one business day’s notice is not practicable, such copies will be provided with as much notice as practicable.

2.           So long as this Agreement is in effect, each Party shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) promptly following (i) every purchase or sale of securities of the Company and (ii) every acquisition or disposition of beneficial ownership of any securities of the Company; provided, however, that each Party agrees not to purchase or sell securities of the Company or otherwise increase or decrease its economic exposure to or beneficial ownership over the securities of the Company if it reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without using its reasonable efforts to give the other members of the Group at least 24 hours prior written notice; provided, further, that prior to the 2014 Annual Meeting, neither Party shall sell, or dispose of any beneficial ownership over, any securities of the Company without the prior consent of the other Party.  For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.           Each Party agrees to form the Group for the purpose of (i) seeking representation on the Board at the 2014 Annual Meeting, (ii) taking such other actions as the Parties agree are deemed advisable and (iii) taking all other action that the Parties agree are necessary, incidental or advisable to achieve the foregoing.

4.           Lone Star Value shall have the right to pre-approve all expenses incurred in connection with the Group’s activities (“Group Expenses”).  Upon reasonable request, Lone Star Value will supply supporting documentation in reasonable detail for such Group Expenses.  Lone Star Value and Radoff agree to pay directly all such Group Expenses on a percentage basis based on their pro rata ownership percentage of the securities of the Company held by the Group.  These percentages shall be adjusted each quarter based on such Party’s respective ownership percentage as of the last day of the preceding quarter.  Notwithstanding the foregoing, in the event that Radoff terminates this Agreement pursuant to Section 10, he shall only be responsible for his pro rata share of any Group Expenses (i) incurred up to the termination date, or (ii) relating to actions taken prior to the termination date where such actions were previously approved by the Group.

5.           Each Party agrees that any SEC filing, press release, communication to the Company or communication to other stockholders proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as determined by Lone Star Value (“Company Communication”).  Lone Star Value will provide notice to and a reasonable opportunity for Radoff to review and comment upon any such SEC filing, press release or communication, or any proposed agreement or negotiating position with respect to the Company.  Subject to the foregoing, the Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.  In the absence of disagreement, Lone Star Value shall have discretion over the content and timing of public or private communications and negotiating positions taken on behalf of the Group.

6.           Each of the Parties hereto agrees to cooperate with the others in the preparation and filing of any SEC filing, press release, Company communication, shareholder communication or other document or matter relating to the Group’s investments in, and activities related to, the Company and its Securities.  Each of the Parties hereto acknowledges and agrees that time is of the essence in preparing and filing such documents, and each shall use its commercially reasonable efforts to cooperate with the other in the furnishing of data and information in order to facilitate the timely completion and filing of such documents.  It is contemplated that Olshan will assume principal responsibility for the preparation of initial drafts and the filing of such documents, subject to the prior review and approval of such documents by the Parties.

7.           The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.           Any party hereto may terminate its obligations under this Agreement on 24 hours’ prior written notice to all other Parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

11.           Each Party acknowledges that Olshan shall act as counsel for both the Group and each of Lone Star Value and Radoff relating to their respective investments in the Company.

12.           The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties.

13. Each Party hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

LONE STAR VALUE INVESTORS, LP			LONE STAR VALUE MANAGEMENT, LLC

By: Lone Star Value Investors GP, LLC, its General Partner			By: Lone Star Value Investors GP, LLC, its General Partner

By:	/s/ Jeffrey E. Eberwein		By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein		Name:	Jeffrey E. Eberwein
	Title:	Manager		Title:	Sole Member

LONE STAR VALUE INVESTORS GP, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

/s/ Bradley Louis Radoff	/s/ Jeffrey E. Eberwein
BRADLEY LOUIS RADOFF	JEFFREY E. EBERWEIN